EXHIBIT 10 (xi)
---------------





                            U.S. $25,000,000

                       REVOLVING CREDIT AGREEMENT

                       Dated as of April 30, 1998


                                  among


                     BANYAN STRATEGIC REALTY TRUST,
                               as Borrower



                                   and


                    NOMURA ASSET CAPITAL CORPORATION,
                                as Lender

                             TABLE OF CONTENTS
                             -----------------


ARTICLE                                                                PAGE
-------                                                                ----

1.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.    AMOUNT AND TERMS OF CREDIT . . . . . . . . . . . . . . . . . . . .  8
      2.1   REVOLVING CREDIT ADVANCES. . . . . . . . . . . . . . . . . .  8
      2.2   OPTIONAL PREPAYMENT. . . . . . . . . . . . . . . . . . . . .  9
      2.3   MANDATORY PREPAYMENTS. . . . . . . . . . . . . . . . . . . .  9
      2.4   USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . 10
      2.5   SINGLE LOAN. . . . . . . . . . . . . . . . . . . . . . . . . 10
      2.6   INTEREST ON THE REVOLVING CREDIT LOAN. . . . . . . . . . . . 10
      2.7   REQUIREMENTS OF LAW. . . . . . . . . . . . . . . . . . . . . 11
      2.8   FUNDING INDEMNIFICATION. . . . . . . . . . . . . . . . . . . 12
      2.9   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      2.10  RECEIPT OF PAYMENTS. . . . . . . . . . . . . . . . . . . . . 12
      2.11  APPLICATION OF PAYMENTS. . . . . . . . . . . . . . . . . . . 12
      2.12  ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . 12
      2.13  INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . 13
      2.14  ACCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      2.15  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

3.    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . 15
      3.1   EXECUTION AND DELIVERY OF AGREEMENT. . . . . . . . . . . . . 15
      3.2   DOCUMENTS AND OTHER AGREEMENTS . . . . . . . . . . . . . . . 15
      3.3   ABSENCE OF MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . 16
      3.4   CONDITIONS TO REVOLVING CREDIT ADVANCES. . . . . . . . . . . 16
      3.5   CONDITIONS TO EACH REVOLVING CREDIT ADVANCE. . . . . . . . . 17

4.    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . 18
      4.1   EXISTENCE; COMPLIANCE WITH LAW . . . . . . . . . . . . . . . 18
      4.2   EXECUTIVE OFFICES. . . . . . . . . . . . . . . . . . . . . . 18
      4.3   SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . 18
      4.4   POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. . . . . . . . 18
      4.5   SOLVENCY . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      4.6   FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . 19
      4.7   NO DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . 19
      4.8   BURDENSOME RESTRICTIONS. . . . . . . . . . . . . . . . . . . 19
      4.9   LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . 19
      4.10  INVESTMENT COMPANY ACT . . . . . . . . . . . . . . . . . . . 20
      4.11  MARGIN REGULATIONS . . . . . . . . . . . . . . . . . . . . . 20
      4.12  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      4.13  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      4.14  NO LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . 22
      4.15  BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      4.16  EMPLOYMENT AGREEMENTS; ADVISER . . . . . . . . . . . . . . . 22
      4.17  FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . 22
      4.18  NO MATERIAL ADVERSE EFFECT . . . . . . . . . . . . . . . . . 22
      4.19  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . 22
      4.20  REIT STATUS. . . . . . . . . . . . . . . . . . . . . . . . . 23

5.    FINANCIAL STATEMENTS AND INFORMATION . . . . . . . . . . . . . . . 23
      5.1   FINANCIAL STATEMENTS AND OTHER REPORTS . . . . . . . . . . . 23

6.    AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . 25
      6.1   MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS . . . . . . 25
      6.2   PAYMENT OF OBLIGATIONS . . . . . . . . . . . . . . . . . . . 26
      6.3   FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . . 26
      6.4   BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . 27
      6.5   MAINTENANCE OF PROPERTIES; INSURANCE . . . . . . . . . . . . 27
      6.6   COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . . . . 27
      6.7   AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . 28
      6.8   EMPLOYEE PLANS . . . . . . . . . . . . . . . . . . . . . . . 28
      6.9   SEC FILINGS. . . . . . . . . . . . . . . . . . . . . . . . . 28
      6.10  PAYMENT OF TAXES . . . . . . . . . . . . . . . . . . . . . . 29
      6.11  LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      6.12  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . 29
      6.13  INSPECTION; LENDER MEETINGS. . . . . . . . . . . . . . . . . 29

7.    NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 29
      7.1   MERGERS, ETC.. . . . . . . . . . . . . . . . . . . . . . . . 29
      7.2   INVESTMENTS; LOANS AND ADVANCES. . . . . . . . . . . . . . . 29
      7.3   INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . . . . 30
      7.4   EMPLOYEE LOANS . . . . . . . . . . . . . . . . . . . . . . . 30
      7.5   CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . 30
      7.6   MAINTENANCE OF BUSINESS. . . . . . . . . . . . . . . . . . . 30
      7.7   TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . 30
      7.8   GUARANTEED INDEBTEDNESS. . . . . . . . . . . . . . . . . . . 31
      7.9   LIENS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      7.10  SALES OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . 31
      7.11  CANCELLATION OF INDEBTEDNESS . . . . . . . . . . . . . . . . 31
      7.12  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . 31
      7.13  HEDGING TRANSACTIONS . . . . . . . . . . . . . . . . . . . . 31
      7.14  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

8.    TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 32
      8.1   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 32
      8.2   SURVIVAL OF OBLIGATIONS UPON TERMINATION OF FINANCING
ARRANGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

9.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES . . . . . . . . . . . . . . 32
      9.1   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . 32
      9.2   REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      9.3   WAIVERS BY BORROWER. . . . . . . . . . . . . . . . . . . . . 35
      9.4   RIGHT OF SET-OFF . . . . . . . . . . . . . . . . . . . . . . 35

10.   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      10.1  COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF
INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      10.2  FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . 36
      10.3  NO WAIVER BY LENDER. . . . . . . . . . . . . . . . . . . . . 36
      10.4  REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      10.5  MUTUAL WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . 37
      10.6  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . 37
      10.7  PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      10.8  CONFLICT OF TERMS. . . . . . . . . . . . . . . . . . . . . . 37
      10.9  AUTHORIZED SIGNATORIES . . . . . . . . . . . . . . . . . . . 37
      10.10 GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . 37
      10.11 NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      10.12 SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . 38
      10.13 SECTION TITLES . . . . . . . . . . . . . . . . . . . . . . . 38
      10.14 COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . 39
      10.15 BUSINESS LOAN. . . . . . . . . . . . . . . . . . . . . . . . 39
      10.16 ORLANDO, FLORIDA PORTFOLIO . . . . . . . . . . . . . . . . . 39

                      INDEX OF EXHIBITS AND SCHEDULES


Exhibit A         Form of Opinion of Counsel for Borrower

Exhibit B         Form of Officer's Solvency Certificate

Exhibit C-1       Form of Mortgage Note

Exhibit C-2       Form of Security Instrument

Exhibit C-3       Form of Assignment of Leases and Rents

Exhibit C-4       Form of Environmental and Hazardous Substance
                  Indemnification Agreement


Schedule 4.13     ERISA Plans

Schedule 4.14     Litigation

                        REVOLVING CREDIT AGREEMENT
                        --------------------------


      REVOLVING CREDIT AGREEMENT, dated as of April 30, 1998, among BANYAN STRATEGIC REALTY TRUST, a Massachusetts business trust with its principal place of business at 150 South Wacker Drive, Chicago, Illinois 60606 ("Borrower") and NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation having an office at Two World Financial Center, Building B, New York, New York 10281 ("Lender").

                              R E C I T A L S
                             ----------------

      A. Borrower desires that Lender extend financing for the purpose of acquiring certain real properties by Acquiring Subsidiaries (as hereinafter defined), to the extent permitted by this Agreement, such financing to be comprised of the revolving credit established by this Agreement.

      B. Accordingly, in consideration of the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:

1.    DEFINITIONS.

      In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

      "Acquiring Subsidiary" shall mean the Subsidiary of Borrower which is acquiring a Project with the proceeds of a Revolving Credit Advance, as provided herein, which subsidiary shall be a single purpose, bankruptcy remote entity. Representations, warranties and covenants of Borrower contained herein with regard to Acquiring Subsidiaries shall mean only those Acquiring Subsidiaries which own Projects that are subject to Mortgage Loan Documents and upon the release or assignment thereof, any such entities shall no longer be deemed Acquiring Subsidiaries.

      "Acquisition Price" shall mean the contract purchase price of a Project, plus or minus customary prorations, plus third-party brokerage commissions payable by the Acquiring Subsidiary, usual and customary title and closing charges and other customary expenses payable by an Acquiring Subsidiary for the acquisition of a Project.

      "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" shall mean this Revolving Credit Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

      "Applicable Loan Margin" shall mean with respect to LIBOR Rate Loans, 2% per annum.

      "Breakage Fees" shall mean the losses and costs described in Section
2.8 hereof.

      "Business Day" shall mean (i) any day that is not a Saturday, a Sunday, a day on which banks are required or permitted to be closed in New York, New York, or a day on which the offices of Lender are closed, and
(ii) where such term is used with respect to LIBOR Base Rate, LIBOR Rate, LIBOR Rate Interest Period, any day that is also a day on which dealings are carried out in the London interbank market.

      "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Obligations,
(ii) Borrower's or any of its Subsidiaries' employees (other than taxes not required to be withheld), payroll, income or gross receipts, (iii) Bor-rower's or any of its Subsidiaries' ownership or use of any of its assets, or (iv) any other aspect of Borrower's or any of its Subsidiaries' businesses.

      "Closing" shall mean the making of the initial Revolving Credit Advance and the making of each subsequent Revolving Credit Advance.

      "Closing Date" shall mean the date on which a Closing takes place.

      "Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

      "Consolidated Net Worth" shall mean, with respect to any Person, at the date of any determination thereof, (i) the aggregate amount of all assets of such Person and its consolidated Subsidiaries at such date, minus
(ii) the aggregate amount of all liabilities of such Person and its consolidated Subsidiaries at such date, all as determined in accordance with GAAP (as such assets and liabilities are shown on the then most recent consolidated financial statements delivered to Lender pursuant to Sections 5.1(i) and (ii) hereof).

      "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

      "Default Rate" shall have the meaning assigned to it in Section 2.6(c) hereof.

      "Defined Benefit Plan" shall mean a Plan which is described in
Section 3(35) of ERISA.

      "Defined Contribution Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA that is not covered by Title IV of ERISA, that is not subject to the minimum funding standards under Section 412 of the IRC or Section 302 of ERISA and that is maintained for the employees of Borrower or any ERISA Affiliate.

      "DOL" shall mean the United States Department of Labor, or any successor thereto.

      "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances, regulations and policies, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable Real Estate, including any facility, as defined in 42 U.S.C. Section 9601(9), relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. Section 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 740 et. seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C.
Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes such as, by way of example, the New Jersey Environmental Cleanup Responsibility Act (N.J. Stat. Ann. Section 13: K-6 et seq.) ("ECRA").

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

      "ERISA Affiliate" shall mean, with respect to Borrower, all trades or businesses (whether or not incorporated) which, together with Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.

      "ERISA Event" shall mean, with respect to Borrower or any ERISA Affiliate, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA), (b) the withdrawal of Borrower or any ERISA Affiliate from a Defined Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Defined Benefit Plan or the treatment of a Defined Benefit Plan amendment as a termination under
Section 4041 of ERISA, (d) the institution of proceedings to terminate a Defined Benefit Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Defined Benefit Plan or to cause the imposition of any liability in excess of $10,000 under Title IV of ERISA.

      "Event of Default" shall have the meaning assigned to it in Section
9.1 hereof.

      "Federal Reserve Board" shall have the meaning assigned to it in
Section 4.11 hereof.

      "Financial Reports" shall have the meaning assigned to it in Section
5.1 hereof.

      "Fiscal Quarter" shall mean each of the three month periods that end on March 31, June 30, September 30 and December 31 within each Fiscal Year.

      "Fiscal Year" shall mean the twelve month period (or shorter period with respect to the first Fiscal Year within the Term hereof) that ends on December 31. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless Lender shall consent in writing to such changes.

      "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

      "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

      "Hazardous Substance" shall have the meanings assigned to it in CERCLA 42 U.S.C. Section 9601(14) and, in addition, shall include petroleum as defined in RCRA 42 U.S.C. Section 6991(2)(B) and pollutant or contaminant as defined in CERCLA 42 U.S.C. Section 9601(33).

      "Indebtedness" shall mean, as to any Person, all liabilities, obligations and indebtedness of such Person of any and every kind and nature, including, without limitation, all liabilities and all obligations to trade creditors, whether now or hereafter owing, arising, due or pay-able, from such Person or any of its Subsidiaries to any other Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness in respect of Borrower shall specifically include the following without duplication:

            (a) amounts outstanding under this Agreement, including, without limitation, amounts outstanding under the Notes;

            (b) all obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrower or any of its Subsidiaries, even though Borrower shall not have assumed or become liable for the payment thereof;

            (c) all obligations and indebtedness of Borrower or any of its Subsidiaries for borrowed money or for notes, bonds, debentures and other debt securities; provided, however, Indebtedness shall not include payments due to limited or minority partners of Subsidiaries of Borrower by Borrower pursuant to such Subsidiaries' organizational documents;

            (d) all obligations or liabilities created or arising under any lease or conditional sale or other title retention agreement with respect to property used or acquired by Borrower or any of its Subsidiaries, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property;

            (e)   all obligations or liabilities under Guaranteed
Indebtedness; and

            (f)   all Charges.

      "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, and any regulations or notices promulgated thereunder.

      "IRS" shall mean the Internal Revenue Service, or any successor thereto.

      "Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by Borrower or any Acquiring Subsidiary, as lessor.

      "Leverage Ratio" shall mean, with respect to Borrower and its Subsidiaries, at the date of any determination thereof, the ratio of (a) Indebtedness of Borrower and its Subsidiaries outstanding on such date to
(b) Consolidated Net Worth of Borrower and its Subsidiaries at such date.

      "LIBOR Base Rate" shall mean, with respect to a LIBOR Rate Interest Period, the rate per annum equal to the offered rate for deposits in United States dollars for the applicable LIBOR Rate Interest Period which appears on Telerate Page 3750 as of 11:00 A.M. (London time) two Business Days prior to the first day of such LIBOR Rate Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Deutsche Mark, U.S. Dollar, European Currency Unit, Sterling, Swiss Franc or Yen deposits).

      "LIBOR Rate" shall mean, for the relevant LIBOR Rate Interest Period, the LIBOR Base Rate applicable to that LIBOR Rate Interest Period.

      "LIBOR Rate Advances" shall mean Revolving Credit Advances bearing interest at rates based upon the LIBOR Rate.

      "LIBOR Rate Interest Period" shall mean a period of 1 month commencing on a Business Day selected pursuant to Section 2.6(a) of this Agreement.

      "LIBOR Rate Loans" shall mean any loan, or any part thereof, bearing interest at rates based upon the LIBOR Rate.

      "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, Charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease intended as security or any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

      "Loan Documents" shall mean this Agreement, the Mortgage Loan Documents, the Notes and the Other Agreements.

      "Material Adverse Effect" shall mean material adverse effect on
(i) the business, assets, properties, operations or financial or other condition of Borrower and its Subsidiaries taken as a whole,
(ii) Borrower's and its Subsidiaries' collective ability to pay the Obligations in accordance with the terms thereof, and (iii) the Liens created by the Mortgage Loan Documents or the priority of such Liens.

      "Maximum Lawful Rate" shall have the meaning assigned to it in
Section 2.6(d) hereof.

      "Maximum Revolving Credit Loan" shall mean, at any particular time, an amount equal to $25,000,000.

      "Morgens Debt" shall mean the Indebtedness of Borrower under that certain Convertible Term Loan Agreement dated October 10, 1997 between Borrower, Morgens, Waterfall, Vintiadis & Company, Inc. and certain other lenders described therein.

      "Mortgage Loan Documents" shall mean collectively, the documents described in Section 3.4(a)-(e) hereof delivered to Lender by Borrower and/or an Acquiring Subsidiary with respect to a Revolving Credit Advance.

      "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 4001(a)(3) or 3(37)(A) of ERISA, and to which Borrower or any ERISA Affiliate is making, or is obligated to make, contributions or has made, or been obligated to make, contributions.

      "Note" or "Notes" shall mean one or more of the mortgage notes outstanding from time to time, delivered by Borrower and an Acquiring Subsidiary to Lender pursuant to Section 3.4(a) hereof.

      "Obligations" shall mean all loans, advances, debts, liabilities, and obligations, for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower or any or all of its Subsidiaries or all of them to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes, without limitation, all interest, fees, charges, expenses, attorneys' fees and any other sum chargeable to Borrower or any or all of its Subsidiaries under any of the Loan Documents.

      "Other Agreements" shall mean all agreements, instruments and documents, including, without limitation, notes, guarantees, powers of attorney, consents, contracts, notices, subordination agreements, trust account agreements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or an Acquiring Subsidiary and delivered to Lender or any Person participating with Lender in the loans made hereunder, with respect to this Agreement.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

      "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower or any of its Subsidiaries; (v) workers', mechanics', suppliers', carriers', warehousemen's, landlords' or other similar liens arising in the ordinary course of business; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party; (vii) any attachment or judgment Lien, unless the judgment it secures shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged prior to the expiration of any such stay; (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the present use, value or marketability of such real property, leases or leasehold estates; (ix) liens on fixtures granted to lessors pursuant to Leases; and (x) other Liens of record which do not materially impair the value or title to such real property; provided, however, in no event shall any Lien for the payment of money or any security interest under a recorded Lease be deemed a Permitted Encumbrance without Lender's express written consent.

      "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

      "Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC or
Section 302 of ERISA and is maintained for the benefit of the employees of Borrower or any ERISA Affiliate.

      "Project" shall mean any and all of the real property, together with all buildings, fixtures and other improvements thereon, and any easements, rights or hereditaments appurtenant thereto, now or hereafter acquired by an Acquiring Subsidiary with the proceeds of a Revolving Credit Advance.

      "Release" shall have the meanings assigned to it in CERCLA 42 U.S.C. Section 9601(22).

      "Release Price" shall mean, for any Project on the date of determination thereof, an amount equal to the sum of (i) the Revolving Credit Advance attributable to such Project, as evidenced by the Note therefor, (ii) all unpaid interest accrued thereon, and (iii) any fees, expenses or other amounts due Lender hereunder or under any other Loan Document in connection with such Project, including, without limitation, expenses incurred by Lender in assigning the Mortgage Loan Documents encumbering such Project.

      "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

      "Revolving Credit Advance" shall have the meaning assigned to it in
Section 2.1(a) hereof.

      "Revolving Credit Availability" shall mean the positive difference, if any, between (i) the Maximum Revolving Credit Loan and (ii) the sum of the aggregate principal amounts outstanding in respect of the Revolving Credit Loan.

      "Revolving Credit Loan" shall mean the aggregate amount of Revolving Credit Advances outstanding at any time.

      "Revolving Credit Termination Date" shall mean the earliest of
(i) April 30, 2000, subject, however, to Borrower's right to extend the termination date to April 30, 2001 as provided in Section 8 hereof, and
(ii) the date of termination of this facility with respect to further Revolving Credit Advances pursuant to Section 9.2 hereof.

      "Revolving Credit Loan Interest Payment Date" shall have the meaning assigned to it in Section 2.6(b) hereof.

      "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

      "Solvent" shall mean, when used with respect to any Person, that:

            (a) the fair value and present fair salable value of such Person's assets is in excess of the total amount of such Person's stated liabilities including identified contingent liabilities;

            (b) the present fair salable value of such Person's assets is in excess of the amount that will be required to pay such Person's probable liability on such Person's debts as they become absolute and mature;

            (c) such Person does not have unreasonably small capital to carry on the business in which such Person is engaged and all businesses in which such Person is about to engage; and

            (d) such Person has not incurred debts beyond such Person's ability to pay such debts as they mature.

      "Stated Rate" shall have the meaning assigned to it in Section 2.6(d) hereof.

      "Subsidiary" shall mean, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or (ii) any partnership, association, joint venture, limited liability company, business trust or other business entity in which such Person and/or one or more Subsidiaries of such Person shall have the power to direct or cause the direction of the day to day operations of such business entity.

      "Term" shall mean that period from and including the initial Closing Date through the Revolving Credit Termination Date.

      "Welfare Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee welfare benefit plan as defined in
Section 3(1) of ERISA that is maintained for the employees of Borrower or any ERISA Affiliate.

      Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. In the event that changes in GAAP shall be recommended by the Financial Accounting Standards Board ("FASB") and/or the American Institute of Certified Public Accountants ("AICP") or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof as contemplated by the Loan Documents at the time of their execution, then in such event such changes shall be followed in defining such accounting terms only after Borrower and Lender shall have agreed to amend the Loan Documents to reflect their original intent in light of such changes; provided, however, that if FASB, AICP or a similar accounting body of similar standing shall require such changes, then Borrower shall not be required to consult with Lender with respect thereto but shall notify Lender in writing of such required changes. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in ef-fect in the State of Illinois to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

      Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.    AMOUNT AND TERMS OF CREDIT.

      2.1   REVOLVING CREDIT ADVANCES.

            (a) Upon and subject to the terms and conditions hereof, Lender agrees to make available, from time to time, on and after the initial Closing Date and until the Revolving Credit Termination Date, solely for purposes of acquiring a Project by an Acquiring Subsidiary and thereafter for working capital or other capital expenses related to a Project, and upon the request of Borrower therefor, advances (each, a "Revolving Credit Advance") in an aggregate amount outstanding which shall not at any given time exceed the Maximum Revolving Credit Loan. Each Revolving Credit Advance shall be in the amount of the lesser of (i) seventy five percent (75%) of the Acquisition Price of the Project being acquired with the proceeds of the Revolving Credit Advance, if such advance is to acquire a Project, or an amount which, when added to any outstanding loan proceeds related to a particular Project, will be equal to or less than a 75% ratio of the value of all advances for a particular Project to the value of the Project, if such advance is for capital expenditures or working capital for a Project, and (ii) the Revolving Credit Availability. Subject to the provisions of Section 9.2 hereof and until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Revolving Credit Termination Date, Borrower may from time to time borrow, repay and reborrow amounts under this Section 2.1(a).

            (b) Each Revolving Credit Advance shall be made on not less than ten (10) Business Days' prior written notice, given not later than 1:00 P.M. (New York time) on a Business Day, by Borrower to Lender. Each such notice (a "Notice of Revolving Credit Advance") shall be in writing or by telecopy to Robert J. Walter of Lender at (312) 408-9510, confirmed immediately in writing, and provide (i) the location and type of Project which an Acquiring Subsidiary proposes to acquire, (ii) the proposed amount of the Revolving Credit Advance, (iii) the proposed date of the Revolving Credit Advance, and (iv) a description of the Project. Each Notice of Revolving Credit Advance shall also include a true, complete and final copy of the purchase contract for the Project being acquired. Borrower shall thereafter confirm the Closing Date and amount of the Revolving Credit Advance with Lender in writing as soon as possible but in no event less than two (2) Business Days prior to the date of the Revolving Credit Advance. Lender shall, not later than 1:00 P.M. (New York time) on each requested date, upon fulfillment of the applicable conditions set forth in
Section 3 hereof, transfer by intrabank transfer, to Borrower's account at American National Bank and Trust Company of Chicago or such other account as Borrower may request in writing, the amount of the requested Revolving Credit Advance.

            (c) The Revolving Credit Loan shall be evidenced by the Notes. Each Revolving Credit Advance shall be evidenced by a Mortgage Note to be executed and delivered by Borrower and the Acquiring Subsidiary prior to the Revolving Credit Advance in the form of Exhibit C-1 attached hereto and made a part hereof. Borrower and the Acquiring Subsidiary for a particular Project shall be jointly and severally liable for the full amount of the Revolving Credit Advance for such Project. The Notes shall be payable to Lender and shall represent the obligation of Borrower to pay the amount of the Revolving Credit Loan or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by Lender to Borrower and an Acquiring Subsidiary with interest thereon as prescribed in
Section 2.6 hereof. The date and amount of each Revolving Credit Advance by Lender and payment of principal with respect thereto shall be recorded on the books and records of Lender, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loan shall be due and payable on the Revolving Credit Termination Date.

            (d) Borrower shall use best efforts to refinance each Project within the earlier to occur of twenty-four (24) months after the Closing Date for such Project or the Revolving Credit Termination Date. Borrower shall notify Lender in writing upon obtaining a binding commitment to refinance a Project from a permanent lender, which notice shall include Borrower's reasonable estimate of the proposed date of such refinance thereunder. Borrower shall request a payoff letter from Lender in connection with any refinance of a Project upon not less than five (5) Business Days' notice. Upon the closing of the refinance of a Project, Lender shall, if requested by Borrower, assign the Mortgage Loan Documents related to such Project to the permanent lender, provided that Borrower shall repay to Lender, simultaneously therewith, the Release Price. Upon receipt of a Release Price with respect to the refinance of a Project, the Revolving Credit Availability shall increase by the amount of the Revolving Credit Advance for such Project.

      2.2 OPTIONAL PREPAYMENT. Borrower shall have the right at any time, on five (5) Business Days prior written notice to Lender, to prepay voluntarily all or any portion of the Revolving Credit Loan, in whole or in part, without premium or penalty. Any prepayment of the Revolving Credit Loan shall be applied first to interest, fees (including Breakage Fees) and expenses permitted hereunder, and last to principal.

      2.3 MANDATORY PREPAYMENTS. Borrower shall pay the applicable Release Price for a Project to Lender upon refinancing such Project as provided in Section 2.1(d) above. In addition, in the event that the outstanding balance of the Revolving Credit Loan, shall, at any time, exceed the Maximum Revolving Credit Loan, Borrower shall, within 2 Business Days after notice of such determination by Lender, repay the Revolving Credit Loan in the amount of such excess.

      2.4 USE OF PROCEEDS. Borrower shall apply the proceeds of each Revolving Credit Advance solely to the Acquisition Price of a Project by an Acquiring Subsidiary or for working capital and capital expenditures at a Project.

      2.5 SINGLE LOAN. The Revolving Credit Loan and all of the other Obligations of Borrower and an Acquiring Subsidiary arising under this Agreement and the other Loan Documents shall constitute one general obliga-tion of Borrower and each Acquiring Subsidiary; provided that the liability of each Acquiring Subsidiary shall be limited to the amount of the Revolving Credit Advance for the acquisition of such Acquiring Subsidiary's Project, plus interest thereon, all expenses incurred by Lender in connection therewith and any other amounts due and owing under the Mortgage Loan Documents for such Project.

      2.6   INTEREST ON THE REVOLVING CREDIT LOAN.

            (a) Provided there does not exist a Default or an Event of Default, the first advance under this Agreement (or any advance thereafter made at such time as no LIBOR Rate Loans are outstanding) shall bear interest at the LIBOR Rate in effect two (2) Business Days prior to the applicable Revolving Credit Advance, plus the Applicable Margin. Each advance thereafter shall bear interest at the LIBOR Rate in effect with respect to existing LIBOR Rate Loans as of the date of such advance.
Lender shall renew each LIBOR Rate Loan at the LIBOR Rate in effect two (2) Business Days prior to the expiration of the applicable LIBOR Rate Interest Period.

            (b) Borrower shall pay to Lender interest in arrears on the eleventh day of each month, commencing on the eleventh day of the first full month after the initial Revolving Credit Advance hereunder (each a "Revolving Credit Loan Interest Payment Date"), in an amount equal to the quotient of (i) an amount equal to (A) the sum of the daily unpaid principal amounts of LIBOR Rate Advances outstanding on each day during the preceding month or each day since the last day for which interest was paid, multiplied by (B) the LIBOR Rate during the LIBOR Rate Interest Period plus the Applicable Margin, divided by (ii) 360. The foregoing rate is based on the actual number of days elapsed in a year of 360 days.

            (c) Notwithstanding anything to the contrary set forth in this Section 2.6, upon the occurrence of and during the continuation of an Event of Default, the interest rate applicable to the Revolving Credit Loan shall be increased by five percent (5%) per annum above the rate otherwise applicable (the "Default Rate").

            (d) Notwithstanding anything to the contrary set forth in this Section 2.6, if at any time until payment in full of all of the Obligations the interest rate calculated pursuant to the foregoing paragraphs of this Section 2.6 (the "Stated Rate") exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender from the mak-ing of advances hereunder is equal to the total interest which Lender would have received had the Stated Rate been (but for the operation of this Section 2.6(d)) the interest rate payable since the initial Closing Date. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.6(d), shall make a final determination that Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under the Revolving Credit Loan, then to any due and payable principal of the Revolving Credit Loan, then to the remaining principal amount of the Revolving Credit Loan, then to other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

      2.7   REQUIREMENTS OF LAW.

            (a) INCREASED COSTS. In the event that at any time or from time to time after the date hereof any new or changed law, rule, regulation or directive or any new or changed interpretation or application thereof by any domestic governmental authority charged with the administration or interpretation thereof, or compliance by Lender with any request or directive (whether or not having the force of law) received from any central bank or monetary authority or other governmental authority after the date hereof:

                  (i) does or shall subject Lender to any tax of any kind whatsoever or change therein with respect to this Agreement, the Notes or any LIBOR Rate Loans hereunder, or change the basis of taxation of payments to Lender of principal or interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Lender); or

                  (ii) does or shall impose, modify or hold applicable or change any reserve (including, without limitation, basic, supplemental, marginal and emergency reserves), special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which are not otherwise included in the determination of the LIBOR Rate hereunder; or

                  (iii) does or shall impose on Lender any other condition, or change therein;

      and the result of any of the foregoing is to increase the net cost to Lender of making, committing to make, renewing, converting or maintaining LIBOR Rate Loans or to reduce any net amount receivable thereunder, then, in any such case, Borrower shall promptly pay to Lender, upon its demand, such additional amount which will compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender with respect to this Agreement, the Notes or the Revolving Credit Loans hereunder. Notwithstanding the foregoing, Lender shall take all reasonable actions available to it, consistent with legal and regulatory requirements, that will limit or eliminate the amounts otherwise payable by Borrower under this Section, so long as such actions are not in the reasonable judgment of the Lender materially disadvantageous to Lender.

            (b) NOTICE. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.7, it shall notify Borrower thereof within 30 days after Lender becomes aware of the nature and extent of such claim. A certificate as to any additional amounts payable pursuant to this Section 2.7 submitted by Lender to Borrower shall be conclusive absent manifest error. Such certificate shall outline in reasonable detail the computation of any amounts claimed by Lender under this Section 2.7 and the assumptions underlying such computation. Lender shall not be required to disclose, however, in such certificate or otherwise, any proprietary or confidential information.

      2.8 FUNDING INDEMNIFICATION. If during any LIBOR Rate Interest Period any principal payment of the Revolving Credit Loan occurs on a date which is not the last day of the applicable LIBOR Interest Rate Period, whether because of acceleration, prepayment or otherwise, Borrower will indemnify Lender for any loss or cost incurred by it resulting therefrom ("Breakage Fees"), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Revolving Credit Loan.

      2.9   FEES.

            (a) ADVANCE FEE. Borrower shall pay to Lender, an advance fee (the "Advance Fee") in connection with each Revolving Credit Advance in the amount of (i) .5% of each Revolving Credit Advance for the first $25,000,000 of aggregate advances, and (ii) .125% of each Revolving Credit Advance thereafter, which Advance Fee shall be payable simultaneously with and as a condition precedent to each Revolving Credit Advance.

            (b) PERMANENT FEE. In the event that Borrower shall refinance a Project (as provided in Section 2.1(d)) or any other real property owned by Borrower or an Acquiring Subsidiary with Lender and provided that Borrower has theretofore financed $55,000,000 or more in permanent debt with Lender, then Lender shall refund to Borrower a fee (the "Permanent Fee") equal to .25% of the principal amount being refinanced by Lender on such Project or other real property, provided, however, in no event shall the aggregate amount of Permanent Fees credited by Lender to Borrower from time to time exceed the aggregate amount of Advance Fees paid by Borrower to Lender at any time.

      2.10 RECEIPT OF PAYMENTS. Borrower shall make each payment under this Agreement not later than 1:00 P.M. (New York time) on the day when due in lawful money of the United States of America in immediately available funds to Lender through the New York clearing House Interbank Payments System by deposit to such account as Lender may designate in writing or such other place as Lender may designate from time to time in writing to Borrower.

      2.11 APPLICATION OF PAYMENTS. Borrower irrevocably waives the right to direct the application of any and all payments received by Lender from or on behalf of Borrower at any time or times after a Default, and Borrower irrevocably agrees that at any time or times after a Default, Lender shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower Lender may deem advisable. No reapplication of payments pursuant to this Section 2.11 shall create an Event of Default if such Event of Default would not have existed but for such reapplication. In the absence of a specific determination by Lender with respect thereto, the same shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Revolving Credit Loan; and (iii) then due and payable principal payments on the Revolving Credit Loan.

      2.12 ACCOUNTING. Lender will provide a monthly statement of principal and interest under the Revolving Credit Loan to Borrower. Each and every such statement shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters re-flected therein, unless Borrower, within 30 days after the statement is received, shall notify Lender in writing of any objection which Borrower may have to any such statement, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

      2.13 INDEMNITY. Borrower hereby indemnifies Lender, and its directors, officers, employees, Affiliates and agents (collectively, "Indemnified Persons") against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages, costs, expenses (including the reasonable fees, time charges and expenses of attorneys for an Indemnified Person, which attorneys may be employees of an Indemnified Person) or liabilities of every kind whatsoever (each, a "Claim") which may be incurred by or assessed against any of them in connection with the transactions, services or matters that are the subject of the Loan Documents, and the matters contemplated thereby, and will reimburse each Indemnified Person, upon demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any such Claim, or any action or other proceeding relating to such Claim, whether commenced or threatened (and whether or not any such person is a party to any action or other proceeding out of which any such expenses arise), or in any way relating to or from any use or intended use of any of the proceeds of the Revolving Credit Loans except, in the case of any Indemnified Person, to the extent any such Claim is determined by a final judgment of a court of competent jurisdiction to have arisen solely as a direct result of the gross negligence or willful misconduct of such Indemnified Person. No Indemnified Person shall be responsible or liable to any other party hereto or any other person for any consequential, indirect, punitive or exemplary damages which may be asserted as a result of the transactions, services or matters that are the subject matter of the Loan Documents. If any litiga-tion or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against Borrower pursuant to this Section 2.13, such Indemnified Person shall promptly notify Borrower in writing of the commencement of such litigation or proceeding, but the omission so to notify Borrower shall not relieve Borrower from any other obligation or liability which it may have to any Indemnified Person otherwise than under this Section 2.13. Failure of the Indemnified Person to timely notify Borrower of the commencement of such litigation or proceeding shall not relieve Borrower of its obligations under this Section 2.13, except where such failure irrevocably prejudices Borrower's ability to defend such litigation or proceeding and to hold such Indemnified Person harmless therefrom. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify Borrower of the commencement of such litigation or proceeding, Borrower shall be entitled to participate in such litigation or proceeding and, after written notice from Borrower to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense, provided that such counsel is satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of Borrower to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by Borrower to represent such Indemnified Person would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and Borrower, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Borrower (in which case Borrower shall not have the right to direct the defense of such action on behalf of the Indemnified Person);
(iii) Borrower shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding; or (iv) Borrower shall authorize such Indemnified Person to employ separate counsel at the expense of Borrower, provided that Borrower shall not be liable for the fees, costs and expenses of more than one separate counsel at the same time for all such Indemnified Persons in connection with the same action and any separate but substantially similar or related action in the same jurisdiction. Borrower shall not consent to the entry of any judgment or enter into any settlement in any such litigation or proceeding unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation.

      The provisions of this Section 2.13 shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution. All amounts due under this Section 2.13 shall be payable as incurred upon written demand therefor.

      2.14 ACCESS. Lender and any of its officers, employees and/or agents shall have the right, exercisable as frequently as Lender determines to be reasonably appropriate during normal business hours and upon reasonable prior notice and subject to the rights of tenants in possession, prior to a Default or an Event of Default (or at such other times as may reasonably be requested by Lender), and at any time a Default or an Event of Default exists and is continuing, to inspect the properties and facilities of Borrower and its Subsidiaries and to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account, subject, however, to the rights of existing tenants in possession of such properties and facilities. Borrower shall deliver any document or instrument reasonably necessary for Lender, to obtain records from any service bureau maintaining records for Borrower or its Subsidiaries, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower and its Subsidiaries. Lender will maintain as confidential any information obtained from Borrower or its Subsidiaries, (other than information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Lender or any of its representatives), (ii) is available to Lender on a non-confidential basis from a source other than Borrower or its Subsidiaries, provided that such source was not at the time bound by a confidentiality agreement with Borrower or its Subsidiaries, (iii) has been independently developed by Lender, or (iv) must be disclosed pursuant to applicable law or court order) but in no event (other than willful misconduct or gross negligence) shall Lender be liable for damages resulting from the disclosure of any such confidential information obtained from Borrower or its Subsidiaries.

      2.15  TAXES.

            (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and
(iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

            (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, excise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, this Agreement or the Notes, the Loan Documents and any other agreements and instruments contemplated thereby (hereinafter referred to as "Other Taxes").

            (c) Borrower shall indemnify Lender for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Lender makes written demand therefor.

            (d) Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Lender, the original or a certified copy of a receipt evidencing payment thereof.

            (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder and under the Notes and the termination of this Agreement.

3.    CONDITIONS PRECEDENT.

      This Agreement shall become effective upon the satisfaction of the following conditions precedent:

      3.1 EXECUTION AND DELIVERY OF AGREEMENT. This Agreement or counterparts thereof shall have been duly executed by, and delivered to, Borrower and Lender.

      3.2 DOCUMENTS AND OTHER AGREEMENTS. Lender shall have received all of the following, each in form and substance satisfactory to Lender:

            (a) A Certificate of the Secretary or Assistant Secretary of Borrower, together with true and correct copies of the Declaration of Trust and By-Laws of Borrower, and all amendments thereto, true and correct copies of the resolutions of the Board of Trustees of Borrower authorizing or ratifying the execution, delivery and performance of this Agreement and the other Loan Documents, and the names of the officer or officers of Borrower authorized to sign this Agreement and the other Loan Documents, together with a sample of the true signature of each such officer;

            (b) Certified copies of all documents evidencing any other necessary corporate action, consents and governmental approvals (if any) with respect to this Agreement and the other Loan Documents;

            (c) The opinion of Shefsky & Froelich, counsel for Borrower, addressed to Lender in the form of Exhibit A attached hereto and made a part hereof, it being understood that to the extent that such opinion of counsel shall rely upon any other opinion of counsel, each such other opinion of counsel shall be in form and substance reasonably satisfactory to Lender and shall provide that Lender may rely thereon;

            (d) Good Standing Certificate for Borrower from the Secretary of State of Massachusetts;

            (e) UCC lien search reports of filings against Borrower and tax lien and judgment searches relating to Borrower for such jurisdictions as Lender deems appropriate;

            (f) Certificates of insurance and evidence of payment of all premiums therefor as required by Section 6.5 hereof;

            (g) Officer's Solvency Certificate in the form attached hereto as Exhibit B from the chief executive officer and chief financial officer of Borrower; and

            (h) Such additional information and materials as Lender may reasonably request.

      3.3 ABSENCE OF MATERIAL ADVERSE CHANGE. No material and adverse change in the business, operations or condition, financial or otherwise, of Borrower shall have occurred or be continuing. Borrower shall have paid its Indebtedness in accordance with good business and historical practices. Lender shall have conducted an audit of Borrower's books and records and the results thereof shall be satisfactory to Lender, in its sole discretion.

      3.4 CONDITIONS TO REVOLVING CREDIT ADVANCES. It shall be a condition to each Revolving Credit Advance that the conditions contained in Sections 3.1, 3.2 and 3.3 shall have been fulfilled and that Borrower shall have delivered to Lender each of the following with respect to the Project being acquired with the proceeds of the Revolving Credit Advance, in form and substance satisfactory to Lender;

            (a) A Mortgage Note in the form of Exhibit C-1 attached hereto in the amount of the Revolving Credit Advance and executed jointly and severally by Borrower and the Acquiring Subsidiary holding title to the Project being acquired with the Revolving Credit Advance.

            (b) A mortgage, deed to secure debt or deed of trust, as applicable, in the form attached hereto as Exhibit C-2 (the "Security Instrument") creating a first priority lien on the Project, executed by the Acquiring Subsidiary holding title to the Project being acquired with the proceeds of the Revolving Credit Advance, and subject only to Permitted Encumbrances.

            (c) An assignment of leases and rents in the form attached hereto as Exhibit C-3 signed by the Acquiring Subsidiary holding title to the Project being acquired with the proceeds of the Revolving Credit Advance assigning to Lender all of the rents, issues and profits from such Project.

            (d) An environmental and hazardous substance indemnification agreement in the form attached hereto as Exhibit C-4 signed by Borrower and the Acquiring Subsidiary holding title to the Project being acquired with the proceeds of the Revolving Credit Advance, fully indemnifying Lender for any and all loss, cost, damage or claim which Lender may sustain by reason of the violation of any Environmental Laws or the presence of any Hazardous Substance in, under or adjacent to such Project.

            (e) Such additional loan documents as Lender may reasonably require in connection with the grant of a first priority security interest in the Project from the Acquiring Subsidiary to Lender, which documents may include, without limitation, a manager's consent and subordination of management agreement, appropriate UCC financing statements and such other documents as may be required when taking into account the use and location of the Project.

            (f) An ALTA Form Lender's Title Insurance Policy or its equivalent in the applicable jurisdiction where the Project is located, insuring Lender and its successors and assigns with respect to the first priority of the lien created by the Security Instrument and including such endorsements and/or affirmative coverages as Lender may reasonably require and as may be available in the applicable jurisdiction. The title insurance policy shall be subject only to the Permitted Encumbrances.

            (g) The ALTA survey received by Borrower in connection with the Project.

            (h) Certified copies of the organizational documents of the Acquiring Subsidiary which shall include, with respect to limited partnerships, a certified copy of the limited partnership agreement, certificate of limited partnership, certificate of existence in the jurisdiction where the Acquiring Subsidiary was formed and the jurisdiction where the real property is located, and partnership approvals, if required, and, with respect to a corporate Acquiring Subsidiary (or a corporate general partner), a certificate of incorporation and all amendments thereto, certificates of good standing in the jurisdiction where such corporation was incorporated and where the property is located, corporate resolution and incumbency and certified copy of by-laws.

            (i) A comprehensive phase 1 environmental assessment of the Project.

            (j) A MAI appraisal prepared by a third party appraiser together with a certificate from the Borrower representing to Lender that the Acquisition Price of the Project is equal to or less than the value of the Project and the Revolving Credit Advance therefor is equal to no more than seventy-five percent (75%) of the Acquisition Price of the Project.

            (k) A Certificate from the Borrower that the financial covenants described in Section 6.3 hereof are true as of the date of the Revolving Credit Advance.

            (l) Evidence of comprehensive public liability insurance and other insurance coverages outlined in the Security Instrument.

            (m) A rent roll and other cash flow and financial information regarding the Project as Lender may reasonably require.

      Notwithstanding the foregoing, Lender hereby acknowledges and agrees that with respect to the property reports required to be delivered pursuant to subparagraphs 3.4(f) through (m) above, Lender shall not have the right to approve the substance of such reports as a condition to making the Revolving Credit Advance.

      3.5 CONDITIONS TO EACH REVOLVING CREDIT ADVANCE. It shall be a further condition to the initial Revolving Credit Advance and to each subsequent Revolving Credit Advance after the initial Revolving Credit Advance that the following statements shall be true on the date of each such advance or issuance:

            (a) All of the representations and warranties of Borrower contained herein or in any of the Loan Documents and all representations and warranties of an Acquiring Subsidiary set forth in the Mortgage Loan Documents shall be correct in all material respects as to Borrower and such Acquiring Subsidiaries on and as of the date of each such Revolving Credit Advance as though made on and as of such date, except (i) to the extent that any such representation or warranty expressly relates to an earlier date, and (ii) for changes therein permitted or contemplated by this Agree-ment. All of the representations and warranties of Borrower contained in any of the Other Agreements shall be correct in all material respects as of the date delivered, except to the extent that any such representation or warranty expressly relates to an earlier date.

            (b) No event shall have occurred and be continuing, or would result from the funding of the Revolving Credit Advance, which constitutes or would constitute a Default or an Event of Default.

    Revolving Credit Advance, shall not exceed the Maximum Revolving Credit
Loan.

      The acceptance by Borrower of the proceeds of any Revolving Credit Advance shall be deemed to constitute, as of the date of such acceptance, a representation and warranty by Borrower that the conditions in this Section
3.5 have been satisfied.

4.    REPRESENTATIONS AND WARRANTIES.

      To induce Lender to make the Revolving Credit Loan, each as herein provided for, Borrower makes the following representations and warranties to Lender:

      4.1 EXISTENCE; COMPLIANCE WITH LAW. Borrower is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to be executed by Borrower and to carry out the transactions contemplated thereby. Borrower is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect. Borrower and its Subsidiaries are engaged only in and will engage only in the businesses permitted to be engaged in pursuant to their respective organizational documents. Borrower and each Subsidiary of Borrower (i) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted;
(ii) has all licenses, permits, consents or approvals from or by, and has or will have made all filings with, and has or will have given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except for such licenses, etc., the absence of which, and such filings and notices, as to which the failure to make or give, could not reasonably be expected to have a Material Adverse Effect); and (iii) is in compliance with all applicable provisions of law, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes and those relating to environmental matters, where the failure to comply could reasonably be expected to have a Material Adverse Effect.

      4.2 EXECUTIVE OFFICES. The location of Borrower's and each of its Subsidiary's chief executive office and principal place of business is 150 South Wacker Drive, Suite 2900, Chicago, Illinois 60606.

      4.3 SUBSIDIARIES. There exist no Subsidiaries of Borrower other than as set forth in the Financial Reports delivered to Lender pursuant to
Section 5.1 hereof.

      4.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Borrower and the Acquiring Subsidiaries of the Loan Documents, the Mortgage Loan Documents and Other Agreements, to the extent they are parties thereto, and the creation of all Liens provided for herein and therein: (i) are within Borrower's and its Acquiring Subsidiaries' power; (ii) have been duly authorized by all necessary or proper action; (iii) are not in contravention of any provision of Borrower's or its Acquiring Subsidiaries' respective certificates or articles of incorporation or by-laws, as applicable; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any of its Acquiring Subsidiaries is a party or by which Borrower or any of its Acquiring Subsidiaries or any of their property is bound (except for such conflict, breach, termination, default or acceleration as could not reasonably be expected to have a Material Adverse Effect); (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower or any of its Acquiring Subsidiaries other than those in favor of Lender, all pursuant to the Loan Documents; and (vii) do not require the consent or approval of any governmental body, agency, authority or any other Person. At or prior to the initial Closing Date, each of the Loan Documents to be delivered at such time shall have been duly executed and delivered for the benefit of or on behalf of Borrower or the Acquiring Subsidiaries, as the case may be, and each shall then constitute a legal, valid and binding obligation of Borrower or the Acquiring Subsidiaries, to the extent they are parties thereto, enforceable against them in accordance with its terms.

      4.5 SOLVENCY. After giving effect to the initial Revolving Credit Advance, if made on the initial Closing Date, the transactions contemplated by the Loan Documents and the Other Agreements, and the payment of all estimated legal, investment banking, accounting and other fees related hereto and thereto, Borrower will be Solvent as of and on the initial Closing Date and at all times thereafter.

      4.6   FINANCIAL STATEMENTS.

            (a) All of the following consolidated balance sheets and statements of income and cash flows of Borrower and its Subsidiaries, copies of which have been furnished to Lender prior to the date of this Agreement, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly the consolidated financial position of Borrower and its consolidated Subsidiaries in each case as at the dates thereof, and the results of operations and the statement of cash flows for the periods then ended (as to the unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes):

                  (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at March 31, 1998, and the related consolidated statements of income and cash flows for the three (3) months then ended; and

                  (ii) the audited consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 1997, and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of Ernst & Young.

            (b) Borrower and its Subsidiaries as of March 31, 1998, had no obligations, contingent liabilities or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the consolidated balance sheet of Borrower and its Subsidiaries as at March 31, 1998, and which could reasonably be expected to have a Material Adverse Effect.

            (c) There has been no material adverse change in the business, assets, properties, operations, prospects or financial or other condition of Borrower and its Subsidiaries taken as a whole since March 31, 1998, (it being understood that this representation and warranty shall be subject to the fact that Borrower shall have consummated the transactions contemplated by this Agreement and shall have incurred the Obligations hereunder).

      4.7 NO DEFAULT. Neither Borrower nor any of its Subsidiaries is in default, nor, to the knowledge of any executive officer of Borrower after a reasonable investigation, is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which it is a party, except for any default which (either individually or collectively with other defaults arising out of the same event or events) could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

      4.8 BURDENSOME RESTRICTIONS. To Borrower's knowledge, no contract, lease, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or is bound and no provision of applicable law or governmental regulation creates a duty or requirement which could reasonably be expected to have a Material Adverse Effect.

      4.9 LABOR MATTERS. There are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to Borrower's knowledge, threatened which could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower or such Subsidiary. Borrower has no obligation under any collective bargaining agreement. There is no organizing activity involving Borrower pending or threatened by any labor union or group of employees. There are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition. There are no complaints or charges against Borrower pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual. Borrower is not a contractor or subcontractor and has no legal obligation to engage in affirmative action.

      4.10 INVESTMENT COMPANY ACT. Neither Borrower nor any Subsidiary of Borrower is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Revolving Credit Advances by Lender, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not result in the violation by Borrower or any of its Subsidiaries of any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

      4.11 MARGIN REGULATIONS. Neither Borrower nor its Subsidiaries own any "margin security", as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Revolving Credit Advances will be used only for the purposes contemplated hereunder. The Revolving Credit Advances shall not be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board. The making of the Revolving Credit Loan will not constitute a violation of such Regulations G, T, U or X.

      4.12 TAXES. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower and its Subsidiaries (other than immaterial state, local and foreign filings) have been filed with the appropriate governmental agencies and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Each of Borrower and its Subsidiaries has paid prior to delinquency all requisite Charges upon the books of such company, as the case may be, except such Charges being contested pursuant to Sections 6.2(b) or (c) hereof. Proper and accurate amounts have been withheld by Borrower and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law (except possible inadvertent under with-holdings which do not exceed $10,000 in the aggregate at any time), and such withholdings have been timely paid to the respective governmental agencies. Neither Borrower nor any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither Borrower nor any of its Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). No Project owned by Borrower or an Acquiring Subsidiary is property which such companies are required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h)(1). Neither Borrower nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither Borrower nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

      4.13  ERISA.  Except as otherwise stated in Schedule 4.13 hereto:
(i) neither Borrower nor any ERISA Affiliate maintains or contributes to any Plan, Defined Contribution Plan or Welfare Plan; (ii) each Plan or Defined Contribution Plan which is not a Multiemployer Plan and which is intended to be tax qualified under IRC Section 401(a) has been determined by the IRS to qualify under IRC Section 401(a), and the trusts created thereunder have been determined to be exempt from tax under the provisions of IRC Section 501(a) (except with respect to amendments required by legislation or regulations for which the remedial amendment period under IRC Section 401(b) has not lapsed), and nothing has occurred which would cause the loss of such qualification or the imposition of any IRC or ERISA liability or penalty; (iii) with respect to each Plan, each Defined Contribution Plan and each Welfare Plan (in each case, other than a Multiemployer Plan), all reports required under ERISA or any other applicable law or regulation to be filed by Borrower or any ERISA Affiliate with the relevant governmental authority, the failure of which to file could reasonably result in a liability of Borrower or such ERISA Affiliate in excess of $10,000 have been duly filed and all such reports are true and correct in all material respects as of the date given; (iv) neither Borrower nor any ERISA Affiliate has engaged in a "prohibited transaction", as such term is defined in IRC Section 4975 and Section 406 of ERISA, in connection with any Plan, Defined Contribution Plan or Welfare Plan which would subject Borrower or such ERISA Affiliate (after giving effect to any statutory, class or private exemption) to the tax on prohibited transactions imposed by IRC Section 4975 or any other liability in excess of $10,000; (v) no Plan which is not a Multiemployer Plan has been terminated, nor has any accumulated funding deficiency (as defined in IRC
Section 412(a)) been incurred (without regard to any waiver granted under IRC Section 412), nor has any funding waiver from the IRS been received or requested, nor has Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by the terms of any Plan; (vi) there has not been any Reportable Event (other than a Reportable Event exempt from the 30 day notice requirement to the PBGC under regulations issued under ERISA) or any event requiring disclosure under Section 4041(c)(3)(C), 4068(f) or 4063(a) of ERISA with respect to any Defined Benefit Plan (other than a Multiemployer Plan); (vii) the value of the assets of each Defined Benefit Plan (other than a Multiemployer
Plan) equalled or exceeded the present value of the accrued benefits of each such Plan as of the end of the preceding plan year using the Plan actuarial assumptions as in effect for such plan year used for minimum funding standard requirements; (viii) there are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and neither Borrower nor any ERISA Affiliate has knowledge of any threatened litigation or claims against (a) the assets of any Plan (other than a Multiemployer Plan) or Defined Contribution Plan or against any fiduciary of such Plan with respect to the operation of such Plan or (b) the assets of any Welfare Plan or against any fiduciary thereof with respect to the operation of any such Plan, which, in either case, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (ix) any bond required to be obtained by Borrower or any ERISA Affiliate under ERISA with respect to any Plan, Defined Contribution Plan or Welfare Plan, or by a fiduciary of any such plan, has been obtained and is in full force and effect; (x) neither Borrower nor any ERISA Affiliate has incurred (a) any liability to the PBGC or to a trust de-scribed in Section 4049 of ERISA (prior to its repeal), (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meanings of Section 4203 or 4205 of ERISA, respectively) from a Multiemployer Plan, which would result in annual withdrawal liability payments in excess of $10,000, or (c) any liability under ERISA Section 4062, 4063 or 4064 to the PBGC, to a trust established under ERISA Section 4041 or 4042 or to a trustee appointed under ERISA Section 4042; (xi) neither Borrower nor any ERISA Affiliate nor any organization to which Borrower or any such ERISA Affiliate is a successor or parent corporation within the meaning of ERISA Section 4069(b) has engaged in a transaction within the meaning of ERISA Section 4069; and (xii) neither Borrower nor any ERISA Affiliate maintains or has established any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except as may be required under IRC Section 4980B or Section 601 et seq. of ERISA, and at the expense of the participant or the beneficiary of the participant.

      4.14 NO LITIGATION. Except as set forth on Schedule 4.14 hereto, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower or any of Borrower's Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings. Except as expressly set forth on Schedule 4.14, none of the matters set forth therein questions the validity of any of the Loan Documents, the Mortgage Loan Documents or the Other Agreements or any action taken or to be taken pursuant thereto, or could reasonably be expected to have either individually or in the aggregate a Material Adverse Effect.

      4.15 BROKERS. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the loans made pursuant to this Agreement, and Borrower has no obligation to any other Person in respect of any finder's or brokerage fees in connection with the loans contemplated by this Agreement.

      4.16 EMPLOYMENT AGREEMENTS; ADVISER. There are no employment, consulting or management agreements covering management of Borrower or any of Borrower's Subsidiaries. No "Adviser" (as such term is defined in the Declaration of Trust governing Borrower) is currently acting in the capacity contemplated in such Declaration and there are currently no Class B Trustees (as defined in such Declaration).

      4.17 FULL DISCLOSURE. No information contained in this Agreement, the other Loan Documents, the financial statements delivered to Lender or any written statement furnished by or on behalf of Borrower or its Subsidiaries pursuant to the terms of this Agreement, which has previously been delivered to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements con-tained herein or therein not misleading at the time and in light of the circumstances under which made.

      4.18 NO MATERIAL ADVERSE EFFECT. No event has occurred since December 31, 1997, and is continuing which has had or could reasonably be expected to have a Material Adverse Effect.

      4.19  ENVIRONMENTAL MATTERS.

            (a) All premises and facilities owned, leased, used or operated by Borrower or any Subsidiary of Borrower or, to the knowledge of any executive officer of Borrower after a reasonable investigation, any predecessor in interest, have been, and continue to be, owned, leased, used or operated in compliance in all material respects with all applicable Environmental Laws.

            (b) Borrower and/or its Subsidiaries have reported promptly to appropriate authorities each Release of a Hazardous Substance reportable under Section 103 of CERCLA which Release could create liability under Environmental Laws and have a Material Adverse Effect, at any facility leased, owned, used or operated by Borrower or any Subsidiary of Borrower, or, to the knowledge of any executive officer of Borrower after a reasonable investigation, any predecessor in interest. Each such reported Release of any Hazardous Substance is also disclosed in the Financial Reports.

            (c) Neither Borrower nor any Subsidiary of Borrower nor, to the knowledge of any executive officer of Borrower after a reasonable investigation, any predecessor in interest, has treated, stored or disposed of, or arranged for the treatment, storage or disposal of, any Hazardous Substance or other Solid Waste at a site or location, or has leased, used or owned a site or location which, pursuant to CERCLA or other similar state law: (i) has been placed on the National Priorities List or its state equivalent; (ii) the Environmental Protection Agency or relevant state authority has proposed, or is proposing, to place on the National Priorities List or state equivalent; (iii) Borrower or any Subsidiary of Borrower is on notice of, or subject to a claim, administrative order or other demand either to take "response" or other action, as "response" is defined by CERCLA, or other Federal or state environmental law, or to reimburse any person who has taken "response" or other action in connection with that site; or (iv) is on any state Comprehensive Environmental Response Compensation Liability Information System list.

      4.20 REIT STATUS. Borrower qualifies as a Real Estate Investment Trust ("REIT") under the applicable provisions of the IRC. Each Acquiring Subsidiary of Borrower shall qualify as a REIT subsidiary under the IRC.

5.    FINANCIAL STATEMENTS AND INFORMATION.

      5.1 FINANCIAL STATEMENTS AND OTHER REPORTS. Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements (including those relating to its Subsidiaries) in conformity with GAAP. Borrower will deliver to Lender the following financial information (collectively, the "Financial Reports"):

            (i) QUARTERLY FINANCIAL: within five days after made available to the public, the Quarterly Report on Form 10-Q of Borrower and its Subsidiaries for each calendar quarter (other than for the final quarter of any Fiscal Year, as Borrower will file the Annual Report on Form 10-K as provided in subsection 5.1(ii) below for the year in which such final quarter occurs);

            (ii) YEAR-END FINANCIAL: (a) within five days after made available to the public, the Annual Report on Form 10-K of Borrower and its Subsidiaries for such Fiscal Year, and (b) within five days after delivered to shareholders, the Annual Report to Shareholders for such Fiscal Year, and (c) with respect to the consolidated financial statements contained in the Form 10-K, a report thereon from independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Lender (and Lender hereby agrees that Ernst & Young LLP, Borrower's present certified public accountants, is satisfactory), which report shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Borrower and its Subsidiaries at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and which report shall be provided concurrently with the report provided pursuant to clause (i) hereof;

            (iii) OFFICER'S AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (i) and (ii) above, an Officer's Certificate of Borrower stating that the signer thereof has reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes a Default or an Event of Default, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto, and together with each delivery of the financial statements of Borrower and its Subsidiaries pursuant to subdivision (ii) above, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7 hereof;

            (iv) FINANCIAL PLANS AND MONTHLY FINANCIAL STATEMENTS PREPARED FOR MANAGEMENT: as soon as practicable following preparation and distribution thereof to management, annually, a consolidated plan and financial forecast, prepared on an accrual basis, for such Fiscal Year, including without limitation (a) forecasted consolidated balance sheets and forecasted consolidated operating results of Borrower and its Subsidiaries for such Fiscal Year and the two succeeding Fiscal Years, (b) forecasted consolidated operating results of Borrower and its Subsidiaries for each quarter of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based and (c) such other information and projections as Lender reasonably may request;

            (v) ACCOUNTANTS' REPORTS: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of any reports which may be submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

            (vi) SEC FILINGS AND PRESS RELEASES: within five days after their becoming available to the public, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries;

            (vii) EVENTS OF DEFAULT, ETC.: promptly upon Borrower obtaining knowledge (a) of any condition or event that constitutes a Default or an Event of Default, (b) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in
Section 9.1(e) hereof, (c) of any condition or event that would be required to be disclosed in a Current Report on Form 8-K filed by Borrower with the Securities and Exchange Commission (Items 1, 2, 4 and 6 of such Form as in effect on the date hereof) if Borrower were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, Borrower shall notify Lender of such matter, specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default or Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

            (viii) LITIGATION OR OTHER PROCEEDINGS: promptly upon any officer of Borrower obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Borrower to Lender or
(Y) any material development in any Proceeding that, in any case:

                  (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to Borrower to enable Lender and its counsel to evaluate such matters;

            (ix) ERISA EVENTS: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened-by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

            (x)   ERISA NOTICES:  with reasonable promptness, copies of
(a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Lender shall reasonably request; and


            (xi) OTHER INFORMATION: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries or the Projects as from time to time may be reasonably requested by Lender.

6.    AFFIRMATIVE COVENANTS.

      Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the initial Closing Date and until the Revolving Loan Termination Date:

      6.1 MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. Borrower shall and shall cause each of its Subsidiaries to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and, with respect to Borrower, maintain its status as a REIT under the IRC and, with respect to each Acquiring Subsidiary, maintain its status as a single purpose bankruptcy remote entity; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) preserve its property in use or useful in the conduct of its business, and keep the same in good operating condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in con-nection therewith may be properly and advantageously conducted at all times; and (d) transact business and invoice all accounts in such names as Borrower or such Subsidiary may from time to time use in conducting its business.

      6.2   PAYMENT OF OBLIGATIONS.

            (a) Subject to paragraphs (b) and (c) of this Section 6.2, Borrower shall and shall cause each of its Subsidiaries to (i) pay and discharge or cause to be paid and discharged all its Indebtedness, including, without limitation, all the Obligations, as and when due and payable, and (ii) pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall be-come in default.

            (b) Borrower and its Subsidiaries may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges, Liens or claims arising under Section 6.2(a)(ii), provided that Borrower gives Lender advance notice of its intention to contest the validity or amount of any such Charge, Lien or claim, and that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred; (ii) adequate reserves with respect thereto are maintained on the books of Borrower or such Subsidiary, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iv) none of the Collateral would be subject to forfeiture or loss of any Lien in favor of Lender by reason of the institution or prosecution of such contest; (v) no Lien shall exist for such Charges or claims during such action or proceeding; (vi) Borrower or such Subsidiary shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or such Sub-sidiary; and (vii) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof would have a Material Adverse Effect.

            (c) In addition to the right to contest pursuant to the provisions of Section 6.2(b) hereof, Borrower and each of its Subsidiaries shall have the right to contest any Lien, Charge or claim, in good faith and by appropriate proceedings, if, with respect to any such Lien, Charge or claim so contested in excess of $100,000, Borrower provides Lender with a bond or indemnity insuring the payment of such Lien, Charge or claim. In addition, Borrower and each of its Subsidiaries shall have the right to pay the Charges or claims and to discharge the Liens and in good faith and by appropriate proceedings contest the validity or amount of such Charges, Liens or claims.

      6.3 FINANCIAL COVENANTS. Borrower and its Subsidiaries shall have, on a consolidated basis:

            (a) at the end of each Fiscal Quarter, a Leverage Ratio for such Fiscal Quarter equal to or less than 3.00:1.00;

            (b) at all times, a Consolidated Tangible Net Worth equal to or greater than $52,500,000; and

            (c)   at all times, Borrower shall not permit the ratio of
(i) the sum of (a) Income before Minority Interest, Income (Loss) from Operations of Real Estate Ventures and Gain (Loss) on Disposition of Investment in Real Estate, (b) Interest Expense, (c) Depreciation and Amortization and (d) Amortization of Deferred Financing Fees to (ii) the sum of Interest Expense and scheduled debt principal payments for any calendar quarter (for purposes of this calculation, debt principal payments that are due only on an annual basis may be amortized over the three quarters prior to and the quarter in which the principal payment is due), as such items are shown on Borrower's consolidated financial statements, to be less than 1.5:1.00.

      6.4 BOOKS AND RECORDS. Borrower shall and shall cause each of its Subsidiaries to keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements referred to in Section 4.6(a) hereof.

      6.5   MAINTENANCE OF PROPERTIES; INSURANCE.

            (a) Borrower shall maintain or cause to be maintained in good repair, working order and condition for its intended purpose all material properties used or useful in the business of Borrower and the Acquiring Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof in a manner consistent with prudent management and sound business practice. Borrower shall maintain or cause to be maintained, with financially sound and reputable insurers, physical damage and liability insurance with respect to its properties and business and the properties and business of the Acquiring Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, and of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided, however, that Borrower shall at all times maintain or cause to be maintained with financially sound and reputable insurers, reasonably acceptable to Lender, insurance upon such terms and conditions and in such amounts as are reasonably acceptable to the Lender.

            (b) The loss, if any, under any property insurance required to be carried by this Section 6.5 shall be adjusted with the insurance companies or otherwise collected, including the filing of appropriate proceedings by Borrower, subject to the reasonable approval of the Lender in the case of claims in excess of $500,000.

            (c) With respect to each policy required to be obtained by Borrower and the Acquiring Subsidiaries under the Mortgage Loan Documents, Borrower shall furnish Lender on the initial Closing Date and any coverage renewal date (but no less frequently than annually) an approved certifica-tion of such policy. Such certification shall be executed by the insurer or by an authorized representative of the insurer or by the broker of such insurance where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 6.5. Upon request, Borrower shall furnish Lender with copies of all insurance policies, binders and cover notes or other evidence of such insurance obtained by Borrower and the Acquiring Subsidiaries.

            (d) Borrower may obtain or cancel insurance additional to that set forth in Schedule 6.5; provided, that any such additional coverage or the cancellation thereof shall otherwise conform with the terms and provisions of this Section 6.5.

      6.6 COMPLIANCE WITH LAW. Borrower shall and shall cause each of its Subsidiaries to comply with all federal, state and local laws and regulations applicable to it, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes and those relating to environmental matters where the failure to comply could reasonably be expected to have a Material Adverse Effect.

      6.7 AGREEMENTS. Borrower shall and shall cause each of its Subsidiaries to perform, within any required time period (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including, without limitation, collective bargaining agreements and leases to which any such company is a party, where the failure to so perform and enforce could reasonably be expected to have a Material Adverse Effect. Borrower shall not and shall cause each of its Subsidiaries not to terminate or modify in any manner adverse to any such company any provision of any agreement to which it is a party which termination or modification could reasonably be expected to have a Material Adverse Effect.

      6.8   EMPLOYEE PLANS.

adopted by Borrower or any ERISA Affiliate of Borrower which is intended to be tax qualified under IRC Section 401(a), Borrower shall or shall cause such ERISA Affiliate to (a) use its best efforts to seek and receive deter-mination letters from the IRS (within the remedial amendment period prescribed under IRC Section 401(b)) to the effect that such plan is qualified within the meaning of IRC Section 401(a); (b) from and after the adoption of any Plan or Defined Contribution Plan, use its best efforts to cause such plan to be qualified within the meaning of IRC Section 401(a) and to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a); and (c) not take any action which would cause such Plan or Defined Contribution Plan not to be qualified within the meaning of IRC Section 401(a) or not to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a).

            (b) Borrower shall and shall cause each ERISA Affiliate to deliver to Lender: (i) if requested by Lender, promptly after the filing thereof by Borrower or such ERISA Affiliate with the DOL, IRS or the PBGC, copies of each annual and other report with respect to each Plan, Defined Contribution Plan or Welfare Plan; (ii) promptly after receipt thereof, a copy of any notice, determination letter, ruling or opinion Borrower or such ERISA Affiliate may receive from the PBGC, DOL or IRS with respect to any Plan, Defined Contribution Plan or Welfare Plan; (iii) promptly, and in any event within 10 Business Days, after receipt thereof, a copy of any correspondence Borrower or such ERISA Affiliate receives from the Plan Sponsor (as defined by ERISA Section 4001(a)(10)) of any Multiemployer Plan concerning potential withdrawal liability pursuant to ERISA Section 4219 and/or Section 4202, and a statement from the chief financial officer of Borrower or such ERISA Affiliate setting forth details as to the events giving rise to such potential withdrawal liability and the action which Borrower or such ERISA Affiliate proposes to take with respect thereto;
(iv) notification within 30 days of any material increases in the benefits of any existing Plan, Defined Contribution Plan or Welfare Plan which is not a Multiemployer Plan, or the establishment of any new Plan, Defined Contribution Plan or Welfare Plan, or the commencement of contributions to any such plan to which Borrower or such ERISA Affiliate was not previously contributing within 30 days; and (v) notification within ten days of a request for a minimum funding waiver under IRC Section 412 with respect to any Plan.

      6.9 SEC FILINGS. Borrower shall furnish to Lender promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing, if any, by Borrower with such Commission.

      6.10 PAYMENT OF TAXES. Borrower shall pay all transfer, excise, recording or similar taxes (but excluding income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Borrower to Lender of the Notes, and the execution and delivery of the Loan Documents and any other agreements and instruments contemplated thereby, and shall save Lender harmless against any and all liabilities with respect to such taxes. Borrower shall not be responsible for any taxes in connection with the transfer of any Note by the holder thereof. The obligations of Borrower under this Section 6.10 shall survive the payment, prepayment or redemption of any one or more of the Notes and the termination of this Agreement.

      6.11 LEASES. Borrower shall, and shall cause each of the Acquiring Subsidiaries to, comply with all of its and their obligations under all Leases now existing or hereafter entered into by it or them with respect to the Projects if the failure to so comply could reasonably be expected to have a Material Adverse Effect. Borrower shall, or shall cause the appropriate Acquiring Subsidiary to, make available to Lender and, if requested, provide Lender with, a copy of each notice of default received by Borrower or such Subsidiary under any such Lease and make available to Lender and, if requested, provide Lender with, a copy of each notice of default sent by Borrower or such Acquiring Subsidiary under any such Lease.

      6.12 ENVIRONMENTAL MATTERS. Borrower shall and shall cause each of its Subsidiaries to (i) comply in all material respects with all applicable Environmental Laws, (ii) notify Lender promptly in the event of any Release of any Hazardous Substance reportable under Section 103 of CERCLA upon any premises owned or operated by Borrower or any Subsidiary, and (iii) prompt-ly forward to Lender a copy of any order, notice, permit, application, or any other communication or report in connection with any such Release of any Hazardous Substance or any other matter relating to the Environmental Laws as they may affect such premises.

      6.13 INSPECTION; LENDER MEETINGS. Borrower shall, and shall cause each of its Acquiring Subsidiaries to, permit any authorized representatives designated by Lender to visit and make reasonable inspections of any of the Projects, subject to the rights of existing tenants in possession of any portion of a Project, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested, and in a manner that will not unreasonably disrupt operations at the Projects.

7.    NEGATIVE COVENANTS.

      Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the initial Closing Date and until the Revolving Credit Termination Date:

      7.1 MERGERS, ETC. Neither Borrower nor any Acquiring Subsidiary of Borrower shall directly or indirectly, by operation of law or otherwise, merge or consolidate with or into, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person nor form any Subsidiary, provided that, with the prior written consent of Lender, which shall not be unreasonably withheld, any Acquiring Subsidiary of Borrower may be merged with and into Borrower.

      7.2 INVESTMENTS; LOANS AND ADVANCES. Except as otherwise permitted by Sections 7.3 or 7.4 hereof, Borrower shall not and shall not permit any Subsidiary of Borrower to make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; provided, however, that Borrower may make and own investments in (i) marketable direct obligations issued or uncon-ditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of not less than A1P1 or A obtainable from Standard & Poor's Corporation (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of Ameri-ca, each having combined capital, surplus and undivided profits of not less than $100,000,000 and having a rating of "A" or better by a nationally recognized rating agency, provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $100,000 for any one such certificate of deposit and $200,000 for any one such bank; and
(iv) time deposits, maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associ-ations each having membership either in the Federal Deposit Insurance Cor-poration or in the Federal Savings and Loan Insurance Corporation and in amounts not exceeding the maximum amounts of insurance thereunder.

      7.3   INDEBTEDNESS.

            (a)   Except as otherwise expressly permitted by this Section
7.3 or by any other Section of this Agreement, Borrower shall not, nor permit any of its Acquiring Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether recourse or nonrecourse, and whether superior or junior, resulting from borrowings, loans, advances or the granting of credit, whether secured or unsecured, except (i) Indebtedness secured by Liens permitted under Section 7.9 hereof, (ii) the Revolving Credit Loan, (iii) Guaranteed Indebtedness permitted under
Section 7.8 hereof, (iv) trade credit incurred to acquire goods, supplies, services, including, without limitation, obligations incurred to employees for compensation for services rendered in the ordinary course of business, or merchandise on terms similar to those granted to purchasers in similar lines of business as Borrower or such Acquiring Subsidiary and incurred in the ordinary and normal course of business, (v) lease payment obligations under leases which Borrower or such Subsidiary is not prohibited from entering into under the Loan Documents, (vi) all deferred taxes, (vii) all unfunded pension and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law, (viii) loans from Borrower to an Acquiring Subsidiary and (ix) the Morgens Debt.

            (b) Except as otherwise expressly permitted by Section 7.10 hereof, Borrower shall not and shall not permit any Acquiring Subsidiary to sell or transfer, either with or without recourse, any assets, of any nature whatsoever, in respect of which a Lien is granted or to be granted pursuant to any Loan Document or engage in any sale-leaseback or similar transaction involving any of its assets existing on the date hereof.

      7.4 EMPLOYEE LOANS. Borrower shall not and shall not permit any Acquiring Subsidiary of Borrower to make or accrue any loans or other advances of money in excess of $25,000 to any director, officer or employee of Borrower or such Acquiring Subsidiary.

      7.5 CAPITAL STRUCTURE. Except as previously disclosed to Lender in writing, Borrower shall not and shall not permit any Acquiring Subsidiary to amend, modify, supplement or change its organizational structure without the prior written consent of Lender.

      7.6 MAINTENANCE OF BUSINESS. Borrower shall not and shall not permit any Subsidiary of Borrower to engage in any business other than the business currently engaged in by Borrower or such Subsidiary. Each Acquiring Subsidiary shall not engage in any business other than the ownership, operation, management, sale, financing and refinancing of a Project to which it holds title.

      7.7 TRANSACTIONS WITH AFFILIATES. Borrower shall not and shall not permit any Subsidiary of Borrower to enter into or be a party to any transaction with any Affiliate of Borrower or such Subsidiary, except as otherwise provided herein or in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to Lender and are no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

      7.8 GUARANTEED INDEBTEDNESS. Borrower shall not and shall not permit any Acquiring Subsidiary of Borrower to incur any Guaranteed Indebtedness except (i) by endorsement of instruments of items of payment for deposit to the general account of Borrower or such Subsidiary, and (ii) for Guaranteed Indebtedness incurred for the benefit of Borrower or any Acquiring Subsidiary if the primary obligation is permitted by this Agreement.

      7.9 LIENS. Borrower shall not and shall not permit any Acquiring Subsidiary of Borrower to create or permit any Lien on any of the Projects or any assets except:

            (a)   Permitted Encumbrances;

            (b)   Liens permitted by Section 6.2 hereof.

      7.10 SALES OF ASSETS. Borrower shall not and shall not permit any Acquiring Subsidiary to sell, transfer, convey or otherwise dispose of any assets or properties, other than the sale of obsolete or redundant assets or other properties in the course of ordinary business and may transfer any assets or other properties in connection with any condemnation thereof, provided that Borrower promptly delivers to Lender all of the net cash pro-ceeds (after deducting all expenses, including commissions, taxes payable, and amounts payable to holders of prior liens, if any, and an appropriate reserve for income taxes in connection therewith) from any such condemnation, which proceeds shall be applied to the repayment of the Revolving Credit Loan.

      7.11 CANCELLATION OF INDEBTEDNESS. Borrower shall not and shall not permit any Subsidiary of Borrower to cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

      7.12 EVENTS OF DEFAULT. Borrower shall not and shall not permit any Acquiring Subsidiary to take or omit to take any action, which act or omission would constitute (i) a default or an event of default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents or the Other Agreements or (ii) a material default or an event of default pursuant to, or non-compliance with any other contract, lease, mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien, unless, in either case, such default, event of default or non-compliance could not reasonably be expected to have a Material Adverse Effect.

      7.13 HEDGING TRANSACTIONS. Except currency hedging in the ordinary course of business, Borrower shall not and shall not permit any of the Acquiring Subsidiaries to engage in any interest rate hedging, swaps, caps or similar transaction.

      7.14 ERISA. Borrower shall not directly or indirectly, and will not permit any ERISA Affiliate to directly or indirectly (i) terminate any Plan subject to Title IV of ERISA so as to result in any liability to Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect (ii) permit to exist any ERISA Event or any other event or condition which presents the risk of liability of Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect, (iii) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any liability to Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect, (iv) establish or enter into any new Plan or Defined Contribution Plan or modify any existing Plan or Defined Contribution Plan so as to increase its obligations thereunder which (a) could result in any liability to Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect, or (b) necessitate providing security to a Defined Benefit Plan pursuant to IRC Section 401(a)(29), or (v) permit the present value of all accrued benefits under each Defined Benefit Plan (using the actuarial assumptions utilized by the PBGC upon termination of a plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the then most recent valuation date for each such Plan.

8.    TERM AND TERMINATION.

      8.1 TERMINATION. The financing arrangement contemplated hereby in respect of the Revolving Credit Loan shall be in effect until the Revolving Credit Termination Date; provided, however, so long as no Default or Event of Default exists, Borrower shall have the right to extend the Revolving Credit Termination Date to April 30, 2001 provided that Borrower shall give Lender not less than ninety (90) days nor more than one hundred twenty
(120) days prior written notice of its election to extend the Revolving Credit Termination Date which notice shall be accompanied by a non-refundable extension fee in an amount equal to .5% of the Maximum Revolving Credit Loan.

      8.2 SURVIVAL OF OBLIGATIONS UPON TERMINATION OF FINANCING ARRANGEMENT. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or the rights of Lender relating to any transaction or event occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations contained in the Loan Documents shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.

9.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES.

      9.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

            (a) Borrower shall fail to make any payment of principal of or interest on the Revolving Credit Loan when due and payable or declared due and payable.

            (b) Borrower shall fail to pay any fees, costs or other expenses and amounts (other than principal or interest) payable under this Agreement or under any other Loan Document, and such failure shall have remained unremedied for a period of 5 days after written notice from Lender to Borrower that such payment is due.

            (c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 6.3 ("Financial Covenants").

            (d) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, and the same shall remain unremedied for a period ending on the first to occur of 15 days after Borrower shall receive written notice of any such failure from Lender or 20 days after the chief executive officer, chief operating officer or chief financial officer of Borrower shall become aware thereof; provided, however, that if such failure cannot be remedied during such 15 or 20 day period despite all reasonable efforts of Borrower, then such 15 or 20 day period, as the case may be, shall be extended by an additional 30 days or such longer period of time (but not more than 60 days without the consent of Lender, which shall not be unreasonably withheld) as is necessary to cure such failure as long as Borrower is proceeding diligently to cure such failure and the delay could not reasonably be expected to have a Material Adverse Effect.

            (e) A default shall occur under any other agreement, document or instrument to which Borrower is a party or by which Borrower or Borrower's property is bound and such default is not cured within any applicable grace period, waived in writing or being contested pursuant to the provisions of Section 6.2, and such default either (i) involves the failure to make any payment when due of an amount in excess of $100,000 (whether of principal, interest or otherwise and whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of Borrower, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $100,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

            (f) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to any Lender by Borrower shall be untrue or incorrect in any material respect as to Borrower and its Subsidiaries taken as a whole, as of the date when made or deemed made.

            (g) Any of the assets of Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower and shall remain unstayed or undismissed for 30 consecutive days; or any Person shall apply for the appointment of a receiver, trustee or custodian for any of the assets of Borrower and shall remain unstayed or undismissed for 30 consecutive days; or Borrower, shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or incurred an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

            (h) A case or proceeding shall have been commenced against Borrower in a court having competent jurisdiction seeking a decree or order in respect of Borrower (i) under title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, or
(iii) ordering the winding-up or liquidation of the affairs of Borrower and such case or proceeding shall remain undismissed or unstayed for 30 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

            (i) Borrower shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, State or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

            (j) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $100,000 in the aggregate shall be rendered against Borrower and the same shall not
(i) be fully covered by insurance in accordance with Section 6.5 hereof, or
(ii) within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged prior to the expiration of any such stay.

            (k) With respect to any Plan: (i) or any Defined Contribution Plan or Welfare Plan, Borrower or any ERISA Affiliate or any other party-in-interest or disqualified person shall engage in any transactions which in the aggregate would reasonably result in a final assessment to Borrower or any ERISA Affiliate in excess of $10,000 under
Section 409 or 502 of ERISA or IRC Section 4975, which assessment has not been paid within 30 days of final assessment and which is not being contested pursuant to Sections 6.2(b) or (c) hereof; (ii) Borrower or any ERISA Affiliate shall incur any accumulated funding deficiency, as defined in IRC Section 412, in the aggregate in excess of $10,000, or request a funding waiver from the IRS for contributions in the aggregate in excess of $10,000; (iii) Borrower or any ERISA Affiliate shall not pay any withdrawal liability which involves annual withdrawal liability payments which exceed $10,000, as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA, within 30 days after the date such payment becomes due, unless such payment is being contested pursuant to Sections 6.2(b) or (c) hereof; (iv) Borrower or any ERISA Affiliate shall fail to make a required contribution by the due date under Section 412 of the IRC or Section 302 of ERISA which would result in the imposition of a lien under Section 412 of the IRC or Section 302 of ERISA within 30 days after the date such payment becomes due, unless such payment is being contested pursuant to Sections 6.2(b) or (c) hereof; or (v) an ERISA Event (other than an event described in CFR Section 2615.23) with respect to a Plan has occurred, and within the time period described below, such ERISA Event has not been corrected, with the time periods to correct such ERISA Event being as follows: (A) with respect to an event described clause (a) of the definition of ERISA Event, within 60 days after the occurrence of such event; (B) with respect to an event described in clause (b) of the definition of ERISA Event, within 30 days after the date on which withdrawal liability under Section 4063 becomes due and owing; (C) with respect to an event described in clause (c) of the definition of ERISA Event, before the final distribution of the assets from the Plan that was terminated; or (D) with respect to an event described in clause (d) or clause (e) of the definition of ERISA Event, within 30 days after the institution of proceedings by the PBGC to terminate such Plan or the Borrower or any ERISA Affiliate has incurred liability under Title IV of ERISA; provided, however, that an ERISA Event shall not constitute an Event of Default if the maximum liability (determined after the time periods for correction described above) which Borrower or any ERISA Affiliate could incur under Section 4041, 4062, 4063, 4064, 4201, 4219 or 4243 of ERISA, or
any other provision of law with respect to a Plan, as a result of such event does not exceed $10,000 (computed by the actuary for the Plan taking into account any applicable rules or regulations of the PBGC and based on actuarial assumptions used by the Plan), or the ERISA Event is being contested under Sections 6.2(b) or (c) hereof.

            (l) There exists any uncorrected violation by Borrower or any Subsidiary of Borrower of any Environmental Laws which requires, or may require, a response, as defined under CERCLA, 42 U.S.C. Section 4601(25), corrective action as defined under RCRA and described in 58 Fed.Reg. 8658, or other remedial action by Borrower or any Subsidiary of Borrower under any Environmental Laws ("Response"), such uncorrected violation could reasonably be expected to have a Material Adverse Effect, and such Response is not completed within 90 days from the date of written notice from Lender to Borrower of the violation, or such longer period of time as is necessary to cure such violation as long as Borrower is proceeding diligently to cure such violation and the delay could not reasonably be expected to have a Material Adverse Effect.

            (m) Any other event shall have occurred and be continuing which could reasonably be expected to have a Material Adverse Effect and Lender shall have given Borrower at least ten (10) days written notice thereof.

            (n) An event of default or default (a "Mortgage Default") shall occur under any of the Mortgage Loan Documents; provided, however, that the occurrence of a Mortgage Default under the Mortgage Loan Documents from Borrower and a particular Acquiring Subsidiary shall constitute a default under such Mortgage Loan Documents only and shall not constitute a Default hereunder or under any other Loan Documents and in such event, Lender shall have the right to exercise its remedies under the Mortgage Loan Documents under which the Mortgage Default occurs.

      9.2 REMEDIES. If any Default shall have occurred and be continuing, Lender may suspend this facility with respect to further Revolving Credit Advances. If any Event of Default shall have occurred and be continuing, Lender may, without notice, (i) terminate this facility with respect to further Revolving Credit Advances, whereupon no Revolving Credit Advances will be made hereunder, and/or (ii) declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i) hereof, the Obligations shall become due and payable without declaration, notice or demand by Lender.

      9.3 WAIVERS BY BORROWER. Except as otherwise provided for in this Agreement and applicable law, Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

      9.4 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default and Lender's termination of this facility or Lender's declaring all Obligations to be forthwith due and payable pursuant to the provisions of Section 9.2 hereof, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, and the Notes held by Lender irrespective of whether or not Lender shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 9.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

10.   MISCELLANEOUS.

      10.1 COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF INTEREST. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and the Loan Documents may not be modified, altered or amended except by an agreement in writing signed by Borrower, and Lender. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including without limita-tion, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and the other Loan Documents, or of any portion hereof or thereof, including, without limitation Lender's rights, title, interest, remedies, powers, and/or duties hereunder or thereunder.

      10.2 FEES AND EXPENSES. Borrower shall pay all out-of-pocket expenses of Lender in connection with the preparation of the Loan Documents and the administration of the loans made pursuant hereto (including the reasonable fees and expenses of all of its counsel, auditors, appraisers, record search firms, environmental consultants, management consultants and other professionals deemed necessary or advisable by Lender or its counsel retained in connection with the Loan Documents and the transactions con-templated thereby and advice in connection therewith, and Lender's standard per diem charge (as in effect from time to time) for Lender's field examiners). If, at any time or times, Lender shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

                  (i) any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

                  (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to any of the Loan Documents or any other agreements to be executed or delivered in connection herewith;

                  (iii) any Default or Event of Default or advice or any action in connection with any Default or Event of Default, or any attempt to enforce any rights of Lender against Borrower or any other Person that may be obligated to Lender by virtue of any of the Loan Documents;

then, and in any such event, the attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrower to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such services.

      10.3 NO WAIVER BY LENDER. Lender's failure, at any time or times, to require strict performance by Borrower of any provisions of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement and no defaults by Borrower under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

      10.4 REMEDIES. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including without limitation, the Loan Documents, by operation of law or otherwise.

      10.5 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE OTHER AGREEMENTS.

      10.6 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      10.7 PARTIES. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Borrower, Lender and the assigns, transferees and endorsees of Lender. Nothing in this Agreement or the other Loan Documents, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

      10.8 CONFLICT OF TERMS. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

      10.9 AUTHORIZED SIGNATORIES. Until Lender shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower listed in Schedule 10.9 hereto shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors.

      10.10 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. LENDER AND BORROWER AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE COUNTY OF COOK, STATE OF ILLINOIS. SERVICE OF PROCESS ON BORROWER, LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 10.11 HEREOF. BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM AS BORROWER'S Lender FOR THE PURPOSE OF ACCEPTING THE SERVICE OF ANY PROCESS WITHIN THE STATE OF ILLINOIS. BORROWER AGREES NOTHING HEREIN SHALL PRECLUDE LENDER OR BORROWER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.


      10.11 NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person with receipt acknowledged, or mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight courier, or telecopied and confirmed by telecopy answerback, addressed as follows:

            (a)   If to Lender, at

                  Nomura Asset Capital Corporation
                  311 South Wacker Drive
                  Chicago, Illinois  60606
                  Attention: Robert J. Walter
                  Telecopier No:  (312) 408-9510

                  with a copy to:

                  Nomura Asset Capital Corporation
                  Two World Financial Center
                  Building B, 21st Floor
                  New York, New York  10281
                  Attention: Barry Funt, Esq.

                  and to:

                  Rudnick & Wolfe
                  203 N. LaSalle Street, Suite 1800
                  Chicago, Illinois 60601
                  Attention:  Kenneth Hartmann, Esq.
                  Telecopier No:  (312) 236-7516

            (b)   If to Borrower, at

                  Banyan Strategic Realty Trust
                  150 South Wacker Drive
                  Chicago, Illinois 60606
                  Attention: Leonard G. Levine
                  Telecopier No:  (312) 553-0450

                  with a copy to:

                  Banyan Strategic Realty Trust
                  150 South Wacker Drive
                  Chicago, Illinois  60606
                  Attention: Robert G. Higgins
                  Telecopier No:  (312) 553-0450

or at such other address as may be substituted by notice given as herein
provided.   The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, one (1) Business Day after delivery to the overnight air courier, or three (3) Business Days after deposit in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, ap-proval, declaration or other communication.

      10.12 SURVIVAL. The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

      10.13 SECTION TITLES. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      10.14 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

      10.15 BUSINESS LOAN. The proceeds of the Revolving Credit Loan will be used for the purposes specified in 815 ILCS 205/4 (1992) and the principal obligations hereunder constitute a "business loan" coming within the definition and purview of said section.

      10.16 ORLANDO, FLORIDA PORTFOLIO. The initial Revolving Credit Advance under this Agreement shall be made by Lender to Borrower to permit Borrower to acquire a portfolio of properties located in Orlando, Florida (the "Orlando Project"). No fee payable to Lender shall be charged in connection with the initial Revolving Credit Advance to finance the acquisition of the Orlando Project. Borrower has negotiated with Lender a separate loan facility (the "Permanent Facility") which Borrower and Lender had originally intended to be available to finance Borrower's acquisition of the Orlando Project. Borrower has now elected to finance the acquisition of the Orlando Project on the Revolving Credit Loan. As a condition to making the Revolving Credit Advance to Borrower to finance the Orlando Project, Lender has required, and Borrower has agreed, that Borrower shall cause the Permanent Facility to be closed on terms acceptable to Lender on or before May 30, 1998, which Permanent Facility shall include as collateral the Orlando Facility. Borrower's failure to do so shall be a Event of Default under this Agreement.

                   (Signatures follow on attached page)

      IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


BORROWER:                                 LENDER:

BANYAN STRATEGIC REALTY                   NOMURA ASSET CAPITAL
TRUST, a Massachusetts business trust     CORPORATION


By:                                       By:

    Name:                                     Name:

    Title:                                    Title:

                                 EXHIBIT A
                                 ---------

                  FORM OF OPINION OF COUNSEL FOR BORROWER
                  ---------------------------------------

                                 EXHIBIT B
                                 ---------

                  FORM OF OFFICER'S SOLVENCY CERTIFICATE
                  --------------------------------------

                               SCHEDULE 4.13
                               -------------

                                ERISA PLANS
                                -----------


                                   None.

                               SCHEDULE 4.14
                               -------------

                                LITIGATION